Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

FNB Corp.:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of FNB Corp. of our report dated February 25, 2005 with respect to the consolidated financial statements of FNB Corp. and of our report dated April 19, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of FNB Corp. for the year ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Dixon Hughes PLLC

Raleigh, North Carolina

December 28, 2005